Exhibit 99.1

Zynerba Pharmaceuticals Announces Completion of Enrollment for ZYN002 in Two Phase 2 Clinical Trials for Epilepsy and Osteoarthritis

Top-line data for both Phase 2 clinical trials remains on track to report in July/August 2017

DEVON, Pa., March 13, 2017 — Zynerba Pharmaceuticals, Inc. (NASDAQ: ZYNE), a clinical-stage specialty pharmaceutical company dedicated to the development of innovative transdermal synthetic cannabinoid treatments, today announced that it has completed enrollment in the Phase 2 STAR1 (Synthetic Transdermal Cannabidiol for the Treatment of Epilepsy) clinical trial evaluating ZYN002 cannabidiol (CBD) gel in adult epilepsy patients with refractory focal seizures. The Company also announced that enrollment has completed in the Phase 2 STOP (Synthetic Transdermal Cannabidiol for the Treatment of Knee Pain due to Osteoarthritis) clinical trial evaluating ZYN002 CBD gel for the treatment of osteoarthritis.

In the double-blind, multi-center STAR 1 trial, 224 patients with refractory epilepsy were screened and the Company expects to exceed the target of randomizing 180 patients once the remaining patients complete the 8-week baseline period. The screen failure rate experienced for this trial has been between 10% - 15%.  The primary endpoint for the STAR 1 trial will assess the median percentage change in seizure frequency over the 12-week treatment period.

In the double-blind, multi-center STOP trial, 418 patients with osteoarthritis knee pain were screened and the Company has already exceeded the target of randomizing 300 patients.  Additional patients still in the baseline period are expected to be randomized as well and the screen failure rate experienced for this trial has been between 20% - 25%. The primary endpoint for the STOP trial will assess the change from baseline in the weekly mean of the 24-hour average of worst pain score.

“Reaching our target patient enrollment in the STAR 1 and STOP Phase 2 clinical studies represents key clinical milestones for Zynerba and we remain on-track to report top-line data for each trial in July/August of this year,” said Armando Anido, chairman and chief executive officer. “The rapid enrollment and significant interest in our trials is highly encouraging. We will continue working diligently to move these potential treatments through clinical and regulatory development as efficiently as possible.”

About Zynerba Pharmaceuticals, Inc.

Zynerba Pharmaceuticals (NASDAQ:ZYNE) is a clinical-stage specialty pharmaceutical company focused on developing and commercializing proprietary next-generation synthetic cannabinoid therapeutics formulated for transdermal delivery. Zynerba is developing therapeutic candidates based on proprietary transdermal technologies that, if successfully developed, may allow sustained, consistent and controlled delivery of therapeutic levels of two cannabinoids: cannabidiol (CBD), a non-psychoactive cannabinoid, and tetrahydrocannabinol (THC). Transdermal delivery has the potential to reduce adverse effects associated with oral dosing. ZYN002, the Company’s CBD gel, is the first and only synthetic CBD formulated as a patent-protected permeation-enhanced gel. In June 2016, the company initiated the Phase 2 STAR 1 (Synthetic Transdermal Cannabidiol for the Treatment of Epilepsy) clinical trial of ZYN002 CBD gel in refractory epilepsy patients with focal seizures, the most common form of epilepsy in adults. In August 2016, the Phase 2 STOP (Synthetic Transdermal Cannabidiol for the Treatment of Knee Pain due to Osteoarthritis) clinical trial in patients with knee pain due to osteoarthritis was initiated. In December 2016, the Company initiated the exploratory Phase 2 FAB-C (Treatment of Fragile X Syndrome Anxiety and Behavioral Challenges with CBD) clinical trial in children with Fragile X syndrome (FXS). Zynerba is also developing ZYN001, which utilizes a synthetically manufactured pro-drug of THC. A Phase 1 clinical study for ZYN001 is planned to begin in the first half of 2017. Learn more at www.zynerba.com and follow the Company on Twitter at @ZynerbaPharma.

Cautionary Statement on Forward Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. For example, there can be no guarantee that the Company will obtain approval for ZYN002 or ZYN001 from the U.S. Food and Drug Administration (FDA) or foreign regulatory authorities; even if ZYN002 or ZYN001 are approved, the Company may not be able to obtain the label claims that it is seeking from the

FDA. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the success, cost and timing of the Company’s product development activities, studies and clinical trials; the success of competing products that are or become available; the Company’s ability to commercialize its product candidates; the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of the Company’s product candidates; and the Company’s expectations regarding its ability to obtain and adequately maintain sufficient intellectual property protection for its product candidates. These and other risks are described in the Company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Contact

Jim Fickenscher, CFO and VP, Corporate Development

Zynerba Pharmaceuticals

484.581.7483

Fickenscherj@zynerba.com

Kimberly Minarovich

Argot Partners

212.600.1902

kimberly@argotpartners.com

Media Contact

Eliza Schleifstein

Argot Partners

973.361.1546

eliza@argotpartners.com